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                                                                    EXHIBIT 16.1


June 21, 1999


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:


     We have read the paragraphs under the heading "Experts" in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-78407) of The Hull Group Inc. (the "Company") and concur with the statement contained in the second paragraph that on March 5, 1999, the Company dismissed Schultz & Chez, L.L.P. as the Company's principal accountant to audit the Company's financial statements and with the statements contained in the remaining paragraphs under the heading "Experts". We have no basis to agree or disagree with other statements of the registrant contained therein.



                                              /s/ SCHULTZ & CHEZ, L.L.P.